NINTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE NINTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of May 2, 2022, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement, effective June 1, 2012 (attached hereto) and amended effective March 15, 2015, January 1, 2016, May 18, 2016, April 15, 2017, July 3, 2018, November 23, 2018, July 13, 2019, April 1, 2020 and September 24, 2020 and it is now the intention of the Executive and the Company to amend the Employment Agreement as set forth below. Accordingly, the Company and the Executive hereby agree as follows:

1.Paragraph 1 of the Employment Agreement is hereby amended by deleting “May 31, 2022” and inserting “November 30, 2023” in place thereof.
2.Paragraph 2 of the Employment Agreement is hereby amended to read as follows:

“Position and Duties. The Executive shall continue to serve as an employee of the Company with the title of Strategic Advisor through November 30, 2023. Effective June 1, 2022, in the Executive’s role as Strategic Advisor, the Executive shall: (i) focus on succession planning, drive the search for CMO/CEO, and analyze strategy to develop levels immediately below CEO/COO; (ii) interview candidates at EVP level and above; (iii) assist in identifying strategic issues for the Company and developing plans to address such issues; (iv) assist in the development and monitoring of organization processes, assist in adjusting such processes where necessary, assist in the review of organizational plans in merchandising and operations, and work with high potential senior executives on their development and succession plans; (v) attend Board meetings virtually or in person; and (vi) advise the CEO, COO and Board of Directors. During the term of Executive’s employment, the Executive may engage in outside activities provided those activities do not conflict with Executive’s duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit.”
3.Paragraph 3 of the Employment Agreement is hereby amended to read as follows:

“Place of Employment. The Executive’s employment shall be based in New York, New York, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.”
4.The first sentence in paragraph 4(a) of the Employment Agreement is hereby deleted and the following sentence is inserted in place thereof:

“During the Executive’s employment, the Company shall pay the Executive a base salary at an annual rate of not less than (i) One Million Two Hundred Thousand Dollars ($1,200,000) from June 1, 2021 thru May 31, 2022 and (ii) Nine Million Dollars ($9,000,000) from June 1, 2022 through November 30, 2023.”
5.    The last sentence of paragraph 4(c) of the Employment Agreement is hereby amended by deleting the phrase “year beginning in 2022” and inserting the phrase “years beginning in 2022 and 2023” in place thereof.
6.    Paragraph 4 of the Employment Agreement is hereby amended by adding a new subsection (z) at the end thereof as follows:
    “(z) Retention Bonus III. On or before June 1, 2022, the Board shall approve, or shall have approved, for the Executive, a cash bonus in the amount of Four Million Dollars ($4,000,000) (the “Retention Bonus III”), which shall be paid to Executive on December 1, 2023, provided Executive is continuously employed through November 30, 2023. Notwithstanding the foregoing to the contrary, if Executive’s employment is terminated without Cause or Executive is unable to perform Executive’s duties under Paragraph 2 as a result of Executive’s death or Disability, the Executive will become vested in such bonus, prorated on a daily basis, from June 1, 2022 through November 30, 2023 based on Executive’s continued employment with the Company during such period. The vested portion of the Retention Bonus III shall be paid to the Executive or the Executive’s estate, as the case may be, on December 1, 2023.”
7.    Paragraph 8(b) of the Employment Agreement is amended by deleting clauses (v) and (vi).
8.     Paragraph 9(d) of the Employment Agreement is amended by deleting the phrase “paragraphs 4(y) and 9(i)” and inserting the phrase “paragraphs 4(y), 4(z), 9(i) and 9(j)” in place thereof.

9.    Paragraph 9 is hereby amended by adding new paragraph 9(j) at the end thereof as follows:
    “(j) Termination of Employment on or after June 1, 2022. Notwithstanding any other provision of the Agreement to the contrary, effective June 1, 2022: (i) if the Executive’s employment is terminated without Cause, the Executive shall be entitled to the salary under paragraph 4(a) through November 30, 2023 and a prorated portion of the Retention Bonus III in accordance with paragraph 4(z); and (ii) if the Executive is unable to perform Executive’s duties as a result of Executive’s death or Disability, the Executive shall be entitled to the salary under paragraph 4(a) through Executive’s date of termination (determined in accordance with paragraph 8(b)) and a prorated portion of the Retention Bonus III in accordance with paragraph 4(z). The Executive shall not be entitled to any amount amounts otherwise payable under paragraphs 9(a)(i) and (ii) as a result of such termination.”
Except for the amendment as set forth above, the Employment Agreement and all of its terms remain in force and in effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC. and Subsidiaries		EXECUTIVE

/s/Gunnar Bjorklund		/s/Michael Balmuth
Gunnar Bjorklund		Michael Balmuth
Chairman of the Compensation Committee

Date:	May 2, 2022	Date:	April 29, 2022
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